July 27, 2021

Subject: Role change

Dear Chris,

Per our discussion, effective September1, 2021, you will begin your 6-week company paid sabbatical. At this time, you will transition from your Chief Medical Officer role to a Strategic Advisor and will no longer be an executive officer of the company. Effective October 16, 2021, you will transition from a full-time employee to a part-time employee with an expected work week of 20 hours / week (50% FTE). With this adjustment, your new base salarywill be $265,273.50 annually. You will continue to report to Jackie Fouse, Chief Executive Officer, in this capacity.

For the 2021performance year, you will be eligible to receive your annual bonus at your full-time salary at the Executive level, adjusted for company performance, to be paid out in March 2022 but you will not receive a merit increase or annual equity award in February 2022. Additionally, you will not be eligible to participate in the 2022 performance year-including merit increase, annual equity award and annual bonus.

Your existing equity will continue to vestand you will remain eligible for all employee benefits while you remain an employee of the company (anticipated through 12/31/2022).

This letter is not intended to create or constitute an employment agreement or contract between you and Agios Pharmaceuticals. It is also important for you to understand that Massachusetts is an “at will” employment state. This means that you will have the right to terminate your employment relationship with Agios Pharmaceuticals at any time for any reason. Similarly, Agios Pharmaceuticals will have the right to terminate its employment relationship with you at any time for any reason, except as prohibited by law.

Thank you for all the excellent contributions made in your role as CMO and for the supportyou will continue to provide in your new Strategic Advisor role.

Best regards,

/s/ Melissa McLaughlin
Chief People Officer
Agios Pharmaceuticals, Inc.

Signature:

/s/ Chris Bowden                        July 29, 2021
Chris Bowden                             Date